Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 of TRI Pointe Homes, Inc. of our report dated February 18, 2014, with respect to the consolidated balance sheets of Weyerhaeuser Real Estate Company as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the Form 8-K of TRI Pointe Homes, Inc. dated July 7, 2014.

/s/ KPMG LLP

Seattle, WA

November 13, 2014